LAIDLAW AND FIRSTGROUP COMPLY WITH SECOND REQUEST AND ALLOW DEPARTMENT OF JUSTICE ADDITIONAL
TIME TO REVIEW TRANSACTION

NAPERVILLE, ILLINOIS, July 11, 2007 – Laidlaw International, Inc. (NYSE: LI) announced today that it has, together with FirstGroup plc (“FirstGroup”), entered into a timing agreement with the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) in connection with FirstGroup’s proposed acquisition of Laidlaw. As previously disclosed, each of Laidlaw and FirstGroup received “Second Requests” from the Antitrust Division which extended the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) until 30 days after both parties “substantially complied” with the Second Request. Both parties certified their substantial compliance with the Second Requests as of July 6, 2007.

At the Antitrust Division’s request, Laidlaw and FirstGroup have agreed to provide the Antitrust Division with additional time beyond the 30 day waiting period under the HSR Act in which to complete their review of the proposed transaction. Specifically, the parties have agreed to give the Antitrust Division 30 days notice of their intention to close the proposed transaction and that they will not provide that notice earlier than August 15, 2007. Effectively, unless the Antitrust Division agrees to allow the parties to complete the transaction earlier, the closing cannot take place earlier than 11:59 p.m. Eastern Time on September 14, 2007. Laidlaw and First Group remain committed to working with the Antitrust Division as it conducts its review of the merger and to completing the merger.

As previously announced, on February 8, 2007, Laidlaw entered into a merger agreement with FirstGroup under which FirstGroup will acquire all of the outstanding common shares of Laidlaw for $35.25 per share in cash. FirstGroup has informed the Company it is their current intention to extend the first date on which either party may terminate the merger agreement until November 8, 2007, in accordance with the terms of the merger agreement.

Certain statements contained in this press release, including statements that are not historical facts, are forward-looking statements made under the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to:

•	Risks and uncertainties related to the proposed merger with FirstGroup, including but not limited to receiving approval from the required regulatory agencies as well as the satisfaction of other customary closing conditions;

•	Economic and other market factors, including competitive pressures and changes in pricing policies;

•	The ability to implement initiatives designed to increase operating efficiencies or improve results;

•	Costs and risks associated with litigation and indemnification obligations;

•	Changes in interpretations of existing, or the adoption of new, legislation, regulations or other laws;

•	The potential for rising labor costs and actions taken by organized labor unions;

•	Continued increases in prices of fuel and potential shortages;

•	Control of costs related to accident and other risk management claims;

•	Terrorism and other acts of violence;

•	The ability to produce sufficient future taxable income to allow us to recover our deferred tax assets;

•	The ability to pay dividends;

•	Potential changes in the mix of businesses we operate;

•	The inability to earn sufficient returns on pension plan assets thus requiring increased funding; and

•	Other risks and uncertainties described in Laidlaw’s filings with the Securities and Exchange Commission (SEC).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. Laidlaw undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures Laidlaw makes on related subjects as may be detailed in Laidlaw’s other filings made from time to time with the SEC.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw, visit the website: www.laidlaw.com.

Contact:
Jeff McDougle
Vice President, Treasurer
Phone: 630-848-3146